Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2018, with respect to the financial statements and supplemental information included in the Annual Report of Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan on Form 11-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statement of Sun Hydraulics Corporation on Form S-3 (file number 333-222760, effective January 29, 2018) and on Form S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, effective March 27, 2009, File No. 333-177448, effective October 21, 2011, and File No. 333-184840, effective November 9, 2012).

/s/ GRANT THORNTON LLP

Tampa, FL

June 28, 2018